Exhibit 99.1

NORTHERN TIER ENERGY ANNOUNCES FOURTH QUARTER DISTRIBUTION OF $0.41 PER COMMON UNIT

RIDGEFIELD, Conn., Feb. 7, 2014 /PRNewswire/ — Northern Tier Energy LP (“Northern Tier Energy”) (NYSE: NTI) announced today the declaration of a cash distribution of $0.41 per common unit for the fourth quarter of 2013. The distribution will be paid on February 28, 2014 to holders of record as of February 21, 2014.

As previously announced, Northern Tier Energy will report its financial results for the for the fourth quarter and full year ended December 31, 2013 before the open of trading on the New York Stock Exchange on February 27, 2014. The management teams of Northern Tier Energy and Western Refining, Inc. will hold a joint conference call to discuss financial results for the fourth quarter and full year ending December 31, 2013. The conference call is scheduled for February 27, 2014 at 10:00 a.m. EST. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 866-566-8590 or 702-224-9819, passcode: 31406191. An audio webcast of the call will be available at www.ntenergy.com within the Investor portion of the site under the Calendar of Events section. This audio webcast will be available on the website for fourteen days after the conference call. A replay will also be available by teleconference two hours after the end of the conference call through March 6, 2014. The replay teleconference will be available by dialing 800-585-8367 or 404-537-3406, passcode: 31406191.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier Energy LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier Energy LP's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About Northern Tier Energy

Northern Tier Energy LP (NYSE: NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States. Northern Tier Energy operates a 92,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier Energy also operates 163 convenience stores and supports 74 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom's brand. Northern Tier Energy is headquartered in Ridgefield, Connecticut.

Forward-Looking Statements

This press release contains certain "forward-looking statements" which reflect Northern Tier Energy's views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier Energy undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier Energy cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier Energy's filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

SOURCE: Northern Tier Energy LP

Contact:

Northern Tier Energy LP

Alpha IR Group

203-244-6544

nti@alpha-ir.com